Chang G. Park, CPA, Ph. D.

• 2667 CAMINO DEL RIO SOUTH PLAZA B • SAN DIEGO • CALIFORNIA 92108-3707•

• TELEPHONE (858)722-5953 • FAX (858) 761-0341 • FAX (858) 433-2979

• E-MAIL changgpark@gmail[dot]com•

March 22, 2010

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of February 12, 2010 on the audited financial statements of Secure Window Blinds, Inc. as of December, 2009 and 2008, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/Chang G. Park

Chang G. Park, CPA

San Diego, CA

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board